                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Aerovox Incorporated
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Aerovox Incorporated
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                             AEROVOX INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 13, 1997

                               ----------------

To the Shareholders of Aerovox Incorporated

  Notice is hereby given that the Annual Meeting of Shareholders of Aerovox Incorporated (the "Company") will be held at the offices of Ropes & Gray, One International Place, Room 36/1, Boston, Massachusetts 02110, at 10:00 a.m. on Tuesday, May 13, 1997 for the following purposes:

    1. To elect three Class II directors to serve until the Annual Meeting in the year 2000.

    2. To transact any other business that may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 18, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session thereof.

  To assure your representation at the meeting, you are urged to sign and date the enclosed proxy and return it as promptly as possible in the enclosed envelope.

                                          By order of the Board of Directors

                                          LOGO
                                          RONALD F. MURPHY, Secretary

Boston, Massachusetts
March 25, 1997

                             AEROVOX INCORPORATED
                             740 BELLEVILLE AVENUE
                             NEW BEDFORD, MA 02745

                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                                ---------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Aerovox Incorporated (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 13, 1997 and at any adjourned session thereof. You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Sending in a proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation in person to the Secretary at the meeting. This Proxy Statement and accompanying proxy will be mailed commencing on or about April 4, 1997 to all shareholders entitled to vote at the meeting. The Annual Report to Shareholders for the Company's fiscal year ended December 28, 1996 is being mailed with this Proxy Statement.

  The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, facsimile or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote in favor of the election of the three nominees named below, two of whom are now directors of the Company, as Class II directors unless authority to vote for the election of all of such nominees is withheld by marking the box entitled "WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy.

  The Company's By-laws provide for not more than fifteen nor less than three members of the Board of Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at nine members. As provided in the Company's Amended and Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes. Directors of each class are considered for re-election at the Annual Meeting of Shareholders held in the year in which the term of such class expires and serve thereafter for three years.

  The persons elected as Class II directors will serve until the Annual Meeting of Shareholders in the year 2000 and until their successors are elected and shall qualify. The remaining six incumbent directors will continue to serve as set forth below. Each of the nominees is expected to be able to serve, but if any nominee is unable to serve, or should any vacancy arise for whatever reason, the proxies intend to vote the shares to which this proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

  James B. Hangstefer, who has served on the Company's Board of Directors since 1989, will be retiring from the Board at the time of the Annual Meeting. Sherel D. Horsley has been nominated as a Class II director, replacing Mr. Hangstefer. The Company thanks Mr. Hangstefer for his years of service.

  In view of the expected retirement of Mr. Tuttle from the Board of Directors at the 1998 Annual Meeting, and to keep the classes of directors as even as possible, effective March 4, 1997, Mr. Rosen resigned as a Class III Director and Mr. Tuttle resigned as a Class II Director. Mr. Rosen was elected by the Board as a Class II Director (to stand for re-election at the 1997 Annual Meeting) to fill the vacancy created by Mr. Tuttle's resignation and Mr. Tuttle was elected by the Board as a Class III Director (for a term expiring at the 1998 Annual Meeting) to fill the vacancy created by Mr. Rosen's resignation.

  The names of the nominees as Class II directors and incumbent Class I and Class III directors, their ages, and certain other information regarding the nominees and incumbent directors are set forth in the following table.

NAME                        AGE                   INFORMATION
----                        ---                   -----------
              NOMINEES AS CLASS II DIRECTORS--TERMS EXPIRING 2000
John F. Brennan............  64 Mr. Brennan is Dean, School of Management,
 Director since 1989             Suffolk University (since 1992). He was F.
                                 William Harder Professor of Management at
                                 Skidmore College from 1984 to 1992, Chairman
                                 and Chief Executive Officer of the H. T.
                                 Hackney Company from 1981 to 1983, and
                                 President and Chief Executive Officer of
                                 Chemical Separations Corporation from 1972 to
                                 1981. Mr. Brennan serves as a director of The
                                 Timberland Company and Data Storage Corp.
Sherel D. Horsley..........  54 Mr. Horsley is Senior Vice President and General
                                 Manager of Digital Printing Systems Business
                                 Unit for Texas Instruments Incorporated, an
                                 electronics company whose products include
                                 semiconductor components, defense electronics
                                 systems, computers, printers, and calculators.
                                 Mr. Horsley joined Texas Instruments in 1965
                                 and prior to his most recent position, which he
                                 assumed in August 1996, was manager of Business
                                 Development for the Systems and Software
                                 Businesses and manager of Corporate Marketing.
                                 Prior to holding that position he was Senior
                                 Vice President and manager of Business
                                 Development for the Defense Systems and
                                 Electronics Group of Texas Instruments.
Benedict P. Rosen .........  61 Mr. Rosen is President and Chief Executive
 Director since 1995             Officer of AVX Corporation, a manufacturer of
                                 passive electronic components, which he joined
                                 in 1972. From 1990 to 1993, Mr. Rosen was
                                 President and Chief Operating Officer of AVX
                                 Corporation, and was Executive Vice President
                                 of the company from 1985 to 1990. He serves as
                                 a Senior Managing Director of Kyocera
                                 Corporation, AVX's parent company, and as
                                 President of Kyocera subsidiary Elco
                                 Corporation, a supplier of electronic
                                 connectors.

NAME                         AGE                   INFORMATION
----                         ---                   -----------
                INCUMBENT CLASS I DIRECTORS--TERMS EXPIRING 1999
Robert D. Elliott...........  46 Mr. Elliott was named President of Aerovox in
 Diretor since 1996               March 1996, and was appointed Chief Executive
                                  Officer in September 1996. From 1993 to 1996,
                                  Mr. Elliott was Group Executive of the
                                  Electrical Products Division of Eagle
                                  Industries, a diversified manufacturing
                                  company. From 1991 to 1993, he served as
                                  President of Hendrix Wire & Cable, a
                                  manufacturer of cable and accessories for the
                                  electric utility market, and a unit of Eagle's
                                  Electrical Products Division.
William G. Little ..........  55 Mr. Little is President and Chief Executive
 Director since 1994              Officer of Quam Nichols Co., a manufacturer of
                                  commercial audio products, which he joined in
                                  1970. Mr. Little is Vice Chairman of the United
                                  States Chamber of Commerce.
John L. Sprague ............  66 Dr. Sprague is President of John L. Sprague
 Director since 1989              Associates, a private management and business
                                  consulting firm. From 1981 through 1987, Dr.
                                  Sprague served as President and Chief Executive
                                  Officer of Sprague Electric Co., a manufacturer
                                  of electronic components, which he joined in
                                  1959. Dr. Sprague is a director of Allmerica
                                  Financial Corporation, California Micro Devices
                                  Corporation, and Sipex Corporation.
               INCUMBENT CLASS III DIRECTORS--TERMS EXPIRING 1998
Dennis Horowitz ............  51 Mr. Horowitz is President of the Americas, AMP
 Director since 1995              Incorporated, a manufacturer of electronic
                                  components. Mr. Horowitz was President and
                                  Chief Executive Officer of Philips
                                  Technologies, a manufacturer of electrical and
                                  electronic equipment and components, from 1993
                                  to 1994; and of Philips Components, a
                                  manufacturer of electrical and electronic
                                  components and photonic products, from 1990 to
                                  1993; and of Magnavox CATV Systems (now called
                                  Philips Broadband), a manufacturer of cable
                                  television equipment, from 1986 to 1990--all
                                  divisions of Philips Electronics North America
                                  Corporation. Mr. Horowitz is a director of
                                  Superconductor Technologies, Inc.
Ronald F. Murphy ...........  67 Mr. Murphy is Secretary of the corporation
 Director since 1989              (since 1989). He joined Aerovox in 1976 as
                                  Senior Vice President, and Treasurer (until
                                  August 1996), and served in this office until
                                  retiring at the end of 1996. Mr. Murphy has
                                  been a director of Aerovox and its predecessors
                                  since 1976.
Clifford H. Tuttle .........  66 Mr. Tuttle, Chairman of the Board of Aerovox
 Director since 1989              since 1989, retired at the end of 1996, having
                                  served the Company as President and Chief
                                  Executive Officer since 1973. Mr. Tuttle has
                                  been a director of Aerovox and its predecessors
                                  since 1973.

  Directors who are not employees of the Company receive annual fees in the amount of $12,000, plus $1,500 for each Board meeting attended and $500 for each meeting of a Committee of the Board attended in conjunction with a Board meeting, and $1,000 for committee meetings held separately from a Board meeting. Members of the Executive Committee and Committee Chairmen receive an additional $1,000 per year. All Directors are reimbursed for out-of-pocket expenses incurred in attending such meetings.

  During fiscal 1996, one Director, Mr. Little, received an additional fee of $2,500 for special services he provided related to a committee assignment.

  The Board has established an Executive Committee, an Audit Committee, a Finance Committee (to be discontinued after the Annual Meeting), a Compensation Committee and a Nominating Committee. The Executive Committee, consisting of Messrs. Horowitz, Rosen, Sprague and Tuttle (Chairman), has the authority to act for the Board of Directors between meetings of the full Board. The Executive Committee did not hold any meetings during fiscal 1996. After the Annual Meeting, the Executive Committee will consist of Messrs. Brennan, Horowitz, Rosen, Tuttle and Elliott (Chairman).

  The Audit Committee, consisting of Messrs. Hangstefer, Sprague and Brennan (Chairman), held 4 meetings during fiscal 1996. After the Annual Meeting, the Committee will consist of Messrs. Horsley, Sprague and Brennan (Chairman). The Audit Committee is responsible for recommending to the full Board the selection of independent auditors for the Company, reviewing the scope of the audit, reviewing the non-audit services provided by such auditors prior to the performance thereof, review of the audit reports and annual financial statements, review of financial and accounting controls and procedures and review of all related party transactions.

  The Finance Committee, consisting of Messrs. Horowitz, Little and Hangstefer (Chairman), held 2 meetings during fiscal 1996. The Finance Committee reviews the financial and capital plans of the Company and recommends to the Board an operating budget.

  The Compensation Committee, consisting of Messrs. Brennan, Rosen and Little (Chairman), held 3 meetings during fiscal 1996. After the Annual Meeting, the Committee will consist of Messrs. Horowitz, Rosen and Little (Chairman). The Compensation Committee is responsible for reviewing officer, certain senior manager and director compensation arrangements and certain benefit programs.

  The Nominating Committee, consisting of Messrs. Brennan, Hangstefer, Little, Tuttle and Sprague (Chairman), held 1 meeting in 1996. After the Annual Meeting, the Committee will consist of Messrs. Elliott, Little, Murphy and Sprague (Chairman). The Nominating Committee recommends potential Board members and the re-election of the Directors at the expiration of their respective terms, presents annually a slate of officers for the Board and makes nominations as vacancies occur, recommends to the Board appointments to standing committees and evaluates the effectiveness and performance of all Board committees.

  The Board of Directors held 6 meetings during fiscal 1996. Each of the directors attended at least 75% of all the directors' meetings and the relevant committee meetings during 1996, except Mr. Rosen who attended two of three relevant committee meetings.

  The Company's By-Laws establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors. In general, notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination or proposal. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements.

 Stock Option Plan for Directors

  The Company has established the 1989 Stock Option Plan for Directors (the "Plan") pursuant to which each of the current directors who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 2,500 shares of Common Stock upon adoption of the Plan or upon his election as a director, and each newly elected Eligible Director will be awarded options to purchase 2,500 shares of Common Stock on the date of his first election. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of shareholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date, provided that if less than one year elapses between an initial grant and an annual grant, the Eligible Director will receive options covering 250 shares for each quarter of service. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The exercise price of the options for 1,000 shares awarded to each Messrs. Brennan, Hangstefer, Horowitz, Little, Rosen, and Sprague, all in 1996, was $6.50. Options become exercisable on the first anniversary of the date of grant. 80,000 shares have been authorized for delivery upon exercise of options under the Plan. The Plan is administered by a director of the Company who is not eligible to receive awards under the Plan (Mr. Elliott).

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

  Set forth below is certain information with respect to compensation paid by the Company or its subsidiaries for the fiscal year ended December 28, 1996 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                   ANNUAL COMPENSATION        AWARDS(1)
                             ------------------------------- ------------
                                                     OTHER
                                                    ANNUAL    SECURITIES  ALL OTHER
                                                    COMPEN-   UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS  SATION(2)   OPTIONS    SATION(3)
---------------------------  ---- -------- ------- --------- ------------ ---------
Clifford H. Tuttle......     1996 $306,599     --     --           --      $14,718
 Chairman of the Board &     1995  302,669     --     --           --       14,511
 CEO (until 9/96)            1994  287,558 $52,807    --           --       18,737
Robert D. Elliott.......     1996  198,462  54,000    --       100,000       9,840
 President & CEO (begin-     1995      --      --     --           --          --
 ning 9/96)                  1994      --      --     --           --          --
Ronald F. Murphy........     1996  183,664     --     --           --        9,769
 Senior Vice President,      1995  181,762     --     --           --
 and Treasurer                                                              10,192
 (until 8/96)                1994  174,385  25,962    --           --       11,873
John A. Chmura Jr. .....     1996  158,234     --     --         5,000       9,210
 Senior Vice President,      1995  143,598     --     --        10,000
 Sales                                                                       7,568
                             1994  138,434  18,026    --           --        9,879
Philip J. Fox...........     1996  166,047  25,000    --           --        9,508
 Senior Vice President,      1995  150,824     --     --           --
 Operations                                                                  8,344
 Support (until 2/97)        1994  145,264  33,913    --           --       10,864
Martin Hudis............     1996  147,420     --     --         5,000       6,086
 Senior Vice President,      1995  164,023     --     --           --
 Business and                                                                6,501
 Technology Development      1994  138,668  36,602    --        15,000       8,598

--------
(1) The Company has not issued restricted stock awards or SARs. In addition, the Company does not maintain a "Long Term Incentive Plan" as that term is defined in the applicable rules.
(2) Does not exceed the lesser of $50,000 or 10% of salary and bonus.
(3) The amounts shown for each named officer for fiscal 1996 include matching Company payments for (i) life insurance premiums, and contributions to
    (ii) the Aerovox Profit Sharing Savings Plan and (iii) the Aerovox Deferred Supplemental Savings Plan, respectively, as follows: Mr. Tuttle:
    $2,400, $3,749, $8,569; Mr. Elliott: $462 (insurance) and $9,378 (Deferred
    Supplemental Plan); Mr. Murphy: $2,400, $3,602, $3,767; Mr. Chmura:
    $2,400, $3,369, $2,441; Mr. Fox: $2,400, $3,749, $3,359; Mr. Hudis:
    $2,400, $2,400, $3,531, $155.

OPTION GRANT TABLE

  Stock options granted during the fiscal year ended December 28, l996 to named officers set forth below.

                                                                             POTENTIAL REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL RATES
                                                                            OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                        FOR OPTION TERM
                         -------------------------------------------------- ----------------------------
                            NUMBER OF      PERCENT OF
                           SECURITIES    TOTAL OPTIONS
                           UNDERLYING      GRANTED TO   EXERCISE
                             OPTIONS       EMPLOYEES     PRICE   EXPIRATION
     NAME                GRANTED (#) (1) IN FISCAL YEAR  ($/SH)     DATE      5%($)(2)      10%($)(2)
     ----                --------------- -------------- -------- ---------- ------------- --------------
Clifford H. Tuttle......        --             --          --          --             --            --
Robert D. Elliott.......     50,000          25.51%      $6.25   3/04/2006  $     176,167 $     465,622
                             50,000          25.51%       6.00   8/31/2006        188,667       478,122
Ronald F. Murphy........        --             --          --          --             --            --
John A. Chmura Jr.......      5,000           2.55%      6.375   5/07/2006         19,536        49,989
Philip A. Fox...........        --             --          --          --             --            --
Martin Hudis............      5,000           2.55%      6.375   5/07/2006         19,536        49,989

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Options were granted to Mr. Elliott on March 4, l996 and September 1, l996, and to Mr. Chmura and Mr. Hudis on May 7, 1996. Each grant becomes exercisable 20% per year and expires ten years from the date of grant.
(2) Amounts are hypothetical. Actual increases in value upon the exercise of stock options will depend upon performance of the Company's stock and overall stock market conditions.

YEAR-END OPTION VALUE TABLE

  The following table shows as to the individuals named in the compensation table certain information with respect to options held on December 28, l996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                              NUMBER OF SECURITIES                      VALUE OF SECURITIES
                             UNDERLYING UNEXERCISED                   UNDERLYING IN-THE MONEY
                         OPTIONS AT FISCAL YEAR END 1996        OPTIONS AT FISCAL YEAR END 1996(1)
                         -----------------------------------    ----------------------------------------
                          EXERCISABLE        UNEXERCISABLE        EXERCISABLE           UNEXERCISABLE
                         ---------------    ----------------    -------------------   ------------------
Clifford H. Tuttle......               -0-                  -0-   $               -0-                  -0-
Robert D. Elliott.......               -0-              100,000                   -0-                  -0-
Ronald F. Murphy........            40,000                  -0-                72,500                  -0-
John A. Chmura Jr.......            27,000               13,000                42,187                  -0-
Philip J. Fox...........            40,000                  -0-                72,500                  -0-
Martin Hudis............            22,000               18,000                   -0-                  -0-

In each case options were granted at fair market value on the date of grant and are non-statutory options. Each option becomes exercisable 20% per year (or earlier upon termination of employment at age 65) and expires ten years from date of grant.
--------
(1) Based on the share price of $4.8125 which was the closing price for a share of the Company's common stock on December 28, 1996.

 Change of Control Severance Benefits

  The Company has Severance Agreements with certain key employees, including Mr. Elliott and Mr. Hudis. Such Severance Agreements provide that if, within 24 months following a "change in control" (as defined in the Severance Agreements), the Company were to terminate the employee's employment other than for cause (as defined) or the employee were to terminate his employment for reasons specified in the agreements, the employee would receive severance pay in an amount equal to the sum of his annual base salary (at the rate in effect immediately before the change of control) plus his target bonus for such year, without deduction for any amounts previously paid under the bonus plan in the case of Mr. Hudis, (or twice such base salary and bonus, or three times such base salary and bonus in the case of Mr. Elliott). In addition, the Severance Agreements provide for the immediate vesting of bonus awards, stock options, etc. and immediate payment of deferred compensation amounts upon such termination. For one year following any such termination of employment, the employee would be entitled to continue participation in all accident and health plans provided by the Company. In the case of Mr. Elliott and one other executive, the Severance Agreements further provide for a "gross-up" under which, if amounts paid under such Agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. For one other executive, the foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were nondeductible, except to the extent a reduction in amounts paid would maximize the employee's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the employee in seeking enforcement of contractual rights following a change of control.

 Agreement With Mr. Tuttle and Mr. Murphy

  The company has a Consulting, Non-Competition and Confidentiality Agreement with each of Mr. Tuttle and Mr. Murphy which became effective upon their retirement from active management of the Company at year-end 1996. Under the Agreement, Messrs. Tuttle and Murphy will provide consulting services to the Company for ten years commencing on the date of their retirement (December 28, l996). Pursuant to the agreements, the Company has agreed to pay such officers a fee in the amount of $5,000 per month, in the case of Mr. Tuttle and $3,000 per month in the case of Mr. Murphy, and to pay $1,600 per day in the case of Mr. Tuttle, and $960 per day in the case of Mr. Murphy, for each day of consulting services rendered. The Company has agreed to pay for a minimum of 25 days consulting services. In the event of a change of Control (as defined in the agreements) the Company has agreed to pay the monthly fees and 25 day minimum per diem fees for the full term of the agreements.

 Indemnification Agreements

  The Company has entered into Indemnification Agreements with each director and certain officers of the Company including the officers named in the Summary Compensation Table. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the director or officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of directors and officers beyond that provided by the Company's Amended and Restated Certificate of Incorporation. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of the Company (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although the Company may overcome this presumption). The indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by the Company on limited grounds. If a determination of entitlement is made, the Company is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. The Company is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of that Agreement.

                             PERFORMANCE COMPARISON

  The graph below compares cumulative total shareholder return on the Company's Common Stock, for the five-year period shown, with the NASDAQ Market Index and a peer group.


----------------------------- FISCAL YEAR ENDING -------------------------------
COMPANY                     1991    1992    1993    1994    1995    1996

AEROVOX INC                 100     117.86  150.00  145.24  111.90   90.48
PEER GROUP                  100     175.92  187.73  236.03  307.58  289.78
BROAD MARKET                100     100.98  121.13  127.17  164.96  204.98


  Assumes $100 invested on January 1, 1992. The Peer Group consists of American Technical Ceramics Corp., Bel Fuse Inc., CTS Corp., Corcom Inc., Dallas Semiconductor Corp., Del Global Technology Corp., Robinson Nugent Inc., The Cherry Corp. and Vishay Intertechnology Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing officer compensation arrangements and certain benefit programs.

  For the purpose of comparison, the Committee reviewed survey information on officer salaries outlined by Wyatt Data Services, focusing generally on the "durable goods manufacturing" sector for the Northeast region (New England). Information from this source, rather than salary data from the peer group, was selected for comparison because it is readily available.

  There are three elements of the executive compensation program at Aerovox: base salary, annual incentive bonuses, and stock based awards. The program is designed to attract competent executives, and to motivate them to achieve both the short and long term goals of the Company. The Company believes its compensation program links executive achievement with shareholder interests.

 Base Salary

  Base salaries of executives who have been with the Company for some time are generally in line with the median compensation for comparable positions as outlined in the survey by Wyatt Data Services. Occasionally the Committee has found, however, that higher salaries are required to attract new executives with the requisite technical expertise.

  While the Company does not formally weigh these factors, decisions on annual increases are based on three criteria. First, the Committee makes a subjective appraisal of how well the Company has done within its own industry, considering competitive and economic situations. Secondly, the outcome of the formal annual review conducted by the Company to evaluate each officer's performance is considered by the Committee. Finally, if there has been a significant change in responsibility, this is recognized in salary decisions.

 Executive Incentive Bonus Plan

  Under the Company's Executive Incentive Bonus Plan, which was in effect until year end 1996, officers and other members of management were eligible to receive cash incentive awards based on a pre-established percentage of the participant's base compensation and a targeted Return on Net Assets which was set annually by the Compensation Committee. No bonuses were paid under this Plan in 1996.

  A new plan, the Incentive Compensation Plan, was adopted in 1997 to motivate participating employees to do the best possible job improving the Company's financial performance. Under this new Plan, the measurements and the weighted values established for 1997 are Net Income After Taxes (weighted at 75% ) and the Working Capital to Sales Ratio (weighted at 25%). Each participant has a Target Participation level which is a percentage of their base salary. While performance will be measured monthly and cumulatively throughout the year, payments to participating officers and management, if warranted, will be determined and paid only after the Company's annual audited financial statements have been approved by the auditors and the Audit Committee.

 Stock Incentive Plan

  The third element of the Company's executive compensation program is the Stock Incentive Plan. Under this Plan, employees who contribute to the management, growth and profitability of the Company are eligible to receive stock options which vest over a five year period. The Compensation Committee considers that ownership of securities encourages management to have a propriety interest in the long-term success of the Company, which ultimately enhances shareholder value. In order to encourage significant ownership of the Company's stock in connection with its Stock Incentive Plan, the Board of Directors has determined that with respect to options granted after March 2, l993, options will not become exercisable unless an employee owns, at the time of exercise, a number of shares equal to at least 40% of the aggregate number of shares acquired by previously exercised options granted after March 2, l993.

  Guidelines for option awards were established at the inception of the program in 1989. The awards are commensurate with the participant's ability to effect the profitability of the Company. Awards established for different levels of responsibility range from options for 100,000 shares for the CEO to 2,500 for engineering, marketing, administrative and manufacturing personnel. The exercise price of each option is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares on the date of grant.

 Chief Executive Officer Compensation

  In 1996, Clifford H. Tuttle Jr., Chairman of the Board and, until September 1, 1996, Chief Executive Officer ("CEO"), was paid a base salary of $306,599, equal, on an annualized basis, to his 1995 base salary. Because the RONA established for the Company was not achieved, Mr. Tuttle did not earn an incentive bonus award in 1996.

  Robert D. Elliott, who joined the Company as President on March 4, l996, and succeeded Mr. Tuttle as CEO on September 1, l996, was paid a base salary of $198,462 in 1996, and a bonus of $54,000 guaranteed as an element of his offer of employment with Aerovox. Going forward, Mr. Elliott will participate in the Incentive Compensation Plan at a Target Participation level of 60%.

  The foregoing chart and textual and tabular descriptions provide details of the payments and programs referenced in this report. The industry peer group selected for the five year cumulative return comparison is a broad group which covers electronic and electrical equipment component companies with markets similar to Aerovox's.

William G. Little, Chairman
John F. Brennan
Benedict P. Rosen

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 18, 1997, certain information regarding the Common Stock ownership of the Company's current directors and nominees, the named executive officers and of all directors and executive officers of the Company as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

                                                      AMOUNT AND
                                                 NATURE OF BENEFICIAL PERCENT
  NAME OF BENEFICIAL OWNER                           OWNERSHIP(1)     OF CLASS
  ------------------------                       -------------------- --------
Clifford H. Tuttle..............................       131,362          2.5%
Robert D. Elliott...............................        20,000            *
Ronald F. Murphy................................        48,859            *
John F. Brennan.................................        15,000            *
John A. Chmura Jr...............................        43,297            *
Philip J. Fox...................................        60,607          1.1%
James B. Hangstefer.............................        53,000            1%
Dennis Horowitz.................................         4,300            *
Martin Hudis....................................        30,000            *
William G. Little...............................        20,750            *
Benedict P. Rosen...............................         8,500            *
John L. Sprague.................................        10,625            *
All directors and executive officers as a group
 (17 persons)...................................       519,580(2)       9.8%

--------
* Less than 1%.
(1) Includes the following number of shares issuable pursuant to options currently exercisable or exercisable within sixty days: Messrs. Elliott:
    10,000; Murphy: 40,000; Brennan: 8,000; Chmura: 30,000; Fox: 40,000;
    Hangstefer: 8,000; Horowitz: 3,500; Hudis: 30,000; Little: 3,750; Rosen:
    3,500; and Sprague: 7,625.
(2) Includes 251,875 shares issuable pursuant to options currently exercisable or exercisable within sixty days.

  The only persons or entities known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock are as follows:

                                                   AMOUNT AND
                                              NATURE OF BENEFICIAL
    NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP(1)     PERCENT CLASS
    ------------------------------------      -------------------- -------------
Dimensional Fund Advisors Inc................       276,100(a)          5.2%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Kennedy Capital Management, Inc..............       291,500(b)          5.5%
 10829 Olive Blvd.
 St. Louis, MO 63141
Charles E. Sheedy............................       345,800(c)          6.5%
 Two Houston Center, Suite 2907
 Houston, TX 77010
William D. Witter, Inc.......................       467,428(e)          8.8%
 One Citicorp Center
 153 East 53rd Street
 New York, NY 10022
Texas Art Supply Co..........................       508,934(d)          9.6%
 910 Travis Street, Suite 2030
 Houston, TX 77002

--------
(a) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 276,100 shares of Aerovox Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(b) Sole voting power: 211,500 shares; sole dispositive power: 291,500
(c) Currently, Charles E. Sheedy is the beneficial owner (with sole voting and dispositive power) of 345,800 shares of Common Stock of Aerovox Incorporated, including 43,000 shares owned by him as custodian for his children under the Texas Uniform Gifts to Minors Act.
(d) Texas Art Supply Co., Louis K. Adler, Gail F. Adler, Marc F. Adler, and the Adler Foundation beneficially own, with sole voting and dispositive power, 475,300 shares, 18,500 shares, 5,000 shares, 10,000 and 134 shares, respectively. Texas Art Supply Co. is a wholly owned subsidiary of Westlane Corporation. Louis K. Adler is President of both Texas Art Supply Co. and Westlane Corporation. Gail F. Adler, the wife of Louis K. Adler, is Vice President of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler and Gail F. Adler are the only directors of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler, Gail F. Adler and Marc F. Adler are three of the four Trustees of the Adler Foundation. Marc
    F. Adler is the son of Louis and Gail Adler. Westlane Corporation may be deemed to be the indirect beneficial owner of shares of Aerovox Common Stock owned by Texas Art Supply Co. and, as such, could be regarded as sharing with Texas Art Supply Co. investment and dispositive power with respect to such shares. Westlane Corporation disclaims beneficial ownership of any of the shares of Aerovox Common Stock held by Texas Art Supply Co.
(e) Sole voting power and dispositive power: 467,428 shares.

                               OTHER INFORMATION

OUTSTANDING SHARES

  Only shareholders of record at the close of business on March 18, 1997, are entitled to notice of and to vote at the meeting. There were 5,319,800 shares of Aerovox Common Stock ("Common Stock"), $1.00 par value, outstanding on that date, each of which is entitled to one vote.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

  Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  The three nominees for election as Class II directors at the Annual Meeting who receive the greatest number of votes present and entitled to vote for the election of such directors shall be elected.

  The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

AUDIT MATTERS

  A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

  In order for any proposal that a shareholder intends to present at the 1998 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Company no later than December 6, l997.

OTHER BUSINESS

  The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

  The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting. Thank you for your cooperation.

                             AEROVOX INCORPORATED

                                 MAY 13, 1997
                    ANNUAL MEETING OF AEROVOX INCORPORATED
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert D. Elliott and Jeffrey A. Templer or either of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders on Tuesday, May 13, 1997 at the offices of Ropes and Gray, One International Place, 36th Floor, Boston, Massachusetts 02110, and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, and to vote on the following as specified by the undersigned, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.
UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED ON THE REVERSE SIDE, THE PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AS CLASS II DIRECTORS, AND IN THE DISCRETION OF THE NAMED PROXIES TO ANY OTHER MATTER NOT KNOWN A REASONABLE
TIME BEFORE THIS SOLICITATION THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE
   ------------------------------------------------------------------------

                              (SEE REVERSE SIDE)


A [X] Please mark your
      votes as in this
      example.



                FOR   WITHHELD

1. Election of  [_]     [_]     NOMINEES: John F. Brennan           PLEASE MARK, SIGN DATE AND RETURN THE PROXY CARD USING THE
   Class II                               Sherel D. Horsley         ENCLOSED ENVELOPE.
   Directors:                           Benedict P. Rosen

For, except vote withheld from the
following nominee(s):

----------------------------------






Signature                                    Date             Signature                                    Date
         -----------------------------------     ------------          -----------------------------------     ------------
                                                                                 IF HELD JOINTLY
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such.